Exhibit 10.18.13

AMENDMENT TO

OLD DOMINION FREIGHT LINE, INC.

DIRECTOR PHANTOM STOCK AWARD AGREEMENT

THIS AMENDMENT (the “Amendment”) is made effective as of the 16th day of December, 2019 (the “Effective Date”), between Old Dominion Freight Line, Inc., a Virginia corporation (the “Company”), and _________________ (the “Participant”) to amend the Director Phantom Stock Award Agreement(s) under the Old Dominion Freight Line, Inc. Director Phantom Stock Plan identified on Schedule A, to the extent indicated on Schedule A.

R E C I T A L S:

WHEREAS, the Company maintains the Old Dominion Freight Line, Inc. Director Phantom Stock Plan, as amended (the “Director Plan”), pursuant to which the Company has granted phantom stock awards subject to the Director Phantom Stock Award Agreement(s) as identified by grant year on Schedule A attached hereto (each, an “Award Agreement,” and collectively, the “Award Agreements”); and

WHEREAS, the Company’s Board of Directors (the “Board”) amended and restated the Director Plan (the “Amended Director Plan”) through December 16, 2019 (the “Amendment Date”) to provide for stock settlement of awards for current directors; and

WHEREAS, to the extent provided in Schedule A, the Company and Participant desire to amend the Award Agreement(s), as permitted by Section 9.2 thereof, pursuant to the terms set forth herein.

A G R E E M E N T

NOW, THEREFORE, effective as of the Effective Date, the Award Agreement(s) identified on Schedule A attached hereto as being subject to this Amendment shall be and hereby are amended as follows.  Terms not defined in this Amendment shall have the meaning given to such term in the Award Agreement and/or Amended Director Plan, as applicable.

1.Amendment to Article 4 (Settlement of Award), Article 8 (Dividend Equivalents) and Section 9.6.

a.Section 4.1 of the Award Agreement is hereby amended and restated in its entirety to provide for the stock settlement of the Award, as follows:

4.1  General Settlement Terms.  If the Award is vested on the Settlement Date and is not otherwise forfeited pursuant to ARTICLE 3, the Award shall become payable as of the Settlement Date.  The Settlement Date shall be the date of the Participant’s termination of service as a Director for any reason (including but in no way limited to termination of service due to death or Total Disability), provided, however, that any such termination of service shall also constitute a “separation from service”

under Code Section 409A.  On and after the Amendment Date, no cash shall be issued pursuant to this Agreement, and payments made under this Agreement to the Participant, if any, shall be made solely in shares of Common Stock.  On the Settlement Date, the Participant shall be entitled to receive one (1) share of Common Stock issued under the 2016 Plan for each share of Phantom Stock subject to the Award that had vested as of the Settlement Date, less required withholding, if any.  Subject to the provisions of the Plan, the shares of Common Stock to be paid to the Participant hereunder, if any, shall be paid to the Participant in twenty-four substantially equal monthly installments commencing as of (or as soon as practicable following) the first day of the calendar month next following the Settlement Date.  The Company retains the authority to establish such settlement and related procedures as it deems necessary to facilitate administration of the Plan and this Agreement, subject to any Code Section 409A considerations.  In the event an amount becomes payable pursuant to this ARTICLE 4 on account of the Participant’s termination of service due to death, or the Participant becomes entitled to receive an amount pursuant to this ARTICLE 4 and he or she dies prior to receiving any or all of the amounts to which he or she is due, then the amounts payable pursuant to this ARTICLE 4 shall be made to the beneficiary or beneficiaries (which may include individuals, trusts or other legal entities) designated by the Participant on a form acceptable to the Plan Administrator and filed with the Plan Administrator prior to his or her death (the “Beneficiary Designation Form”). If the Participant fails to designate a beneficiary or fails to file the Beneficiary Designation Form with the Plan Administrator prior to his or her death, such amounts shall be made to his or her estate. If a named beneficiary entitled to receive payments pursuant to the Beneficiary Designation Form dies at a time when additional payments still remain to be paid, then such remaining payments shall be paid to the other primary beneficiary or beneficiaries named by the Participant who shall then be living or in existence, if any; otherwise to the contingent beneficiary or beneficiaries named by the Participant who shall then be living or in existence, if any; otherwise to the estate of the Participant.

b.A new Section 4.3 of the Award Agreement is hereby added as follows:

4.3  Fractional Shares.  The Award shall be payable in whole shares of Common Stock.  Fractional shares shall not be issuable hereunder, and unless the Administrator determines otherwise, any such fractional share shall be disregarded.

c.A new Section 4.4 of the Award Agreement is hereby added as follows:

4.4Withholding. The Company shall have the right to deduct from payment of the Award any taxes required by law to be withheld from the Participant with respect to such payment. Without limiting the effect of the foregoing, the settlement of the Award in shares of Common Stock, if any, shall be subject to the withholding provisions of the 2016 Plan and the Administrator (or its designee) shall have the authority to establish rules, practices and procedures to facilitate such withholding obligations (including but not limited to requiring net withholding procedures as provided under the 2016 Plan).

d.A new Section 4.5 of the Award Agreement is hereby added as follows:

4.5Compliance with 2016 Plan. Any shares of Common Stock issued in settlement of the Award shall be issued solely under the 2016 Plan and shall be subject to the terms and conditions of the 2016 Plan, the Plan and this Agreement.

e.Article 8 (Dividend Equivalents) of the Award Agreement is hereby deleted in its entirety and reserved.  The Participant hereby acknowledges that he or she shall have no rights to dividend equivalents and agrees that he or she has no right to the payment of any past, present or future dividends or dividend equivalents in connection with the grant of the Award.

f.Section 9.6 of the Award Agreement is hereby amended and restated in its entirety as follows: “The Participant shall not have any rights of a shareholder solely due to the grant of the Award.”

2.Representations and Warranties of the Participant.  The Participant represents and warrants to the Company that:

a.Agrees to Terms of the Amended Director Plan and Amendment.  The Participant has received a copy of the Amended Director Plan, which is attached hereto as an Exhibit, has read and understands the terms of the Amended Director Plan and the Award Agreement, as amended by this Amendment, and agrees to be bound by their terms and conditions.

b.Access to Information.  The Participant has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that the Participant reasonably considers important in connection with the Award and this Amendment, and the Participant has had ample opportunity to ask questions of the Company’s representatives concerning such matters.

c.Understanding of Risks.  The Participant is fully aware (i) of the highly speculative nature of the future value of the shares of Common Stock, which value may increase or decrease following the date hereof; (ii) that the Company makes no representations as to the value of the Award and that the ultimate value of the Award following Amendment hereby may be greater or less than the value prior to Amendment; (iii) that the Company makes no representations regarding the Company’s prospects; (iv) of the qualifications and backgrounds of the management of the Company; and (v) of the tax consequences of participating in the Amended Director Plan and the Award Agreement, as amended by this Amendment.  The Participant acknowledges he or she has been advised to consult with his or her personal financial and tax advisors regarding the Amended Director Plan and this Amendment.

d.Tax Consequences.  The Company has made no warranties or representations to the Participant with respect to the tax consequences (including, but not limited to, income or excise tax consequences) related to the transactions contemplated by this Amendment, and the Participant is in no manner relying on the Company or its representatives for an assessment of such tax consequences.  The Participant acknowledges that he or she has been advised that he or she should consult with his or her own attorney, accountant and/or tax advisor regarding the decision to enter into this Amendment and the consequences thereof.  The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

e.Representations and Warranties of the Award Agreement.  The Participant hereby acknowledges that his or her representations and warranties provided in the Award Agreement remain true and accurate, except as modified by the representations and warranties above.

3.Waiver and Release.  The Participant hereby knowingly and voluntarily releases and forever discharges the Company and its affiliates, officers, directors, employees, agents and representatives and the heirs, predecessors, successors and assigns of all of the foregoing from any and all claims, actions, causes of action or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to the grant, ownership, vesting, applicable tax treatment and/or forfeiture and termination of the Award (or the shares of Common Stock underlying the Award to the extent stock-settled), including, without limitation, any claims under the 2016 Plan, the Amended Director Plan or the Award Agreement, as amended by this Amendment.  The parties hereto agree that this Amendment, including the waiver and release contained in this Section 3, is a compromise of claims and shall not be construed as an admission of liability by any party.

4.Consideration.  The parties hereto acknowledge that this Amendment is supported by good and valid consideration, the receipt and sufficiency of which consideration is hereby acknowledged.

5.Miscellaneous. Other than as set forth herein, the terms and conditions of the Award Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Amendment.

6.Governing Law.  The validity, performance, construction, and effect of this Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflict of laws thereof, except as superseded by applicable federal law.  Any action, special proceeding or other proceeding with respect to this Amendment shall be brought exclusively in the federal or state courts of the State of North Carolina, and by execution and delivery of this Agreement, the Participant and the Company irrevocably consent to the exclusive jurisdiction of those courts and the Participant hereby submits to personal jurisdiction in the State of North Carolina.  The Participant and the Company irrevocably waive any objection, including any objection based on the lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Amendment or any transaction related hereto.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been executed by the Company and the Participant as of the Effective Date.

OLD DOMINION FREIGHT LINE, INC.

By:

Name:

Title:

PARTICIPANT

Name: ________________________

SCHEDULE A

Award Agreements

Please mark one (1) column for each grant.

Grant Year

I hereby irrevocably consent to receive any benefits to which I am entitled under the Award Agreement identified above in the form of shares of Common Stock and agree to be bound by the terms of the Amendment in all respects.

(Check below, if yes)

I hereby irrevocably DO NOT consent to receive any benefits to which I am entitled under the Award Agreement identified above in the form of shares of Common Stock.  By not consenting, any benefits to which I am entitled under the Award Agreement shall continue to be settled in cash and governed by the Award Agreement without regard to the Amendment.

(Check below, if yes)

20[__]	☐	☐
20[__]	☐	☐
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20[__]	☐	☐
20[__]	☐	☐

EXHIBIT

OLD DOMINION FREIGHT LINE, INC.

DIRECTOR PHANTOM STOCK PLAN,
AS AMENDED AND RESTATED THROUGH DECEMBER 16, 2019

[See attached]